Exhibit 99.1

NEXGEL Reports Record Second Quarter 2024 Revenue of $1.44 Million

LANGHORNE, Pa. – August 14, 2024 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced record second quarter 2024 revenue of $1.44 million and is reiterating revenue guidance for the 2024 third and fourth quarter of $2.2 million and $2.6 million, respectively.

Adam Levy, NEXGEL’s Chief Executive Officer, commented, “The second quarter of 2024 was a record revenue quarter for the Company, totaling $1.44 million, an increase of 23.4% year-over-year and 13.7% sequentially. Branded consumer product revenue was a key growth driver during the quarter led by our Silly George brand, which contributed revenue for approximately half the quarter. At the time of closing on the acquisition, Silly George was on a revenue run rate of $2 million. In July alone Silly George sales were over $380,000 on Shopify only. We continue to be excited with this acquisition and revenue opportunities from our partnerships with STADA and Cintas in the back half of this year.”

Second Quarter 2024 Business and Operational Highlights

●	Acquired Silly George, an international beauty company with specialty in eye and eyelash consumer products.
●	Announced the first product, Histasolv®, sold as DAOSIN® in Europe, to be distributed in partnership with STADA Arzneimittel AG (“STADA”) in North America.
●	Signed agreement with Cintas Corporation, a leading provider of corporate identity uniforms, first aid and safety products and services to over 1 million businesses across North America, to distribute SilverSeal.

Subsequent Events

●	Issued revenue guidance for the third and fourth quarters of 2024 of $2.2 million and $2.6 million, an increase of 83% and 140% year-over-year, respectively.
●	Closed on registered direct offering led by insiders for gross proceeds of approximately $1.11 million.
●	In partnership with Innovative Optics, a leading supplier of safety products and person protective equipment for medical, surgical, and aesthetic healthcare facilities globally, initiated an institutional review board study on the benefits of hydrogel application during laser hair removal.

Second Quarter 2024 Financial Highlights

For the quarter ended June 30, 2024, revenue totaled $1.44 million, an increase of $273,000, or 23.4%, as compared to $1.17 million for the quarter ended June 30, 2023. The increase in revenue was driven by sales growth in branded consumer products, including approximately 45 days of revenue from Silly George, partially offset by a decrease in contract manufacturing. Contract manufacturing revenue was impacted by CGN’s move into its new facility and will normalize and grow in the third and fourth quarter of 2024.

Gross profit totaled $410,000 for the three months ended June 30, 2024, compared to a gross profit of $175,000 for the three months ended June 30, 2023. The increase of $235,000 in gross profit year-over-year was primarily due to the increase in branded consumer products.

Gross profit margin for the second quarter of 2024 was 28.5% compared to a gross margin for the second quarter of 2023 of 15.0% and a gross profit margin of 21.9% in the first quarter of 2024.

Cost of revenues increased by $38,000, or 3.8%, to $1.03 million for the three months ended June 30, 2024, as compared to $992,000 for the three months ended June 30, 2023. The increase in cost of revenues is primarily aligned with sales of branded consumer products, partially offset by a decrease in cost of revenues from lower contract manufacturing revenue.

Selling, general and administrative expenses increased by $506,000 or 57.4%, to $1.39 million for the three months ended June 30, 2024, as compared to $882,000 for the three months ended June 30, 2023. The increase in selling, general and administrative expenses is primarily attributable to an increase in advertising, marketing, and Amazon fees, attributable to promotion of Kenkoderm and Silly George. The Company expects these costs to increase in the third quarter with a full quarter of Silly George revenue and with further growth in branded consumer products.

Research and development expenses increased by $21,000 to $76,000 for the three months ended June 30, 2024, from $55,000 for the three months ended June 30, 2023.

Net loss for the three months ended June 30, 2024, was $979,000 as compared to a net loss of $642,000 in the three months ended June 30, 2023.

As of June 30, 2024, the Company had a cash balance of approximately $1.1 million. Subsequent to the end of the quarter, the Company closed on a registered direct offering of $1.11 million, led by insiders. The use of proceeds for the financing is for working capital and the immediate requirement for additional inventory and marketing to meet the higher-than-expected demand for the Silly George brand products. The Company believes it has sufficient cash and marketable securities to operate its business plan into 2025.

As of August 14, 2024, NEXGEL had 6,324,266 shares of common stock outstanding, which number does not include the 444,000 shares of common stock we anticipate issuing in connection with our recent offering.

Second Quarter 2024 Financial Results Conference Call

Date: August 14, 2024

Time: 4:30 P.M. ET

Live Call: + 1-800-579-2543 (U.S. Toll Free) or + 1-785-424-1789 (International)

Webcast: Events and Presentations

For interested individuals unable to join the conference call, a replay will be available through August 28, 2024, by dialing + 1-844-512-2921 (U.S. Toll Free) or + 1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 11156720. An archived version of the webcast will also be available for 90 days.

About NEXGEL, INC.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include Silverseal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts, including, without limitation, our revenue guidance for the third and fourth quarter of 2025. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@kcsa.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

(Unaudited)

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
ASSETS:
Current Assets:
Cash	$1,069	$2,700
Accounts receivable, net	605	633
Inventory	1,446	1,319
Prepaid expenses and other current assets	467	400
Total current assets	3,587	5,052
Goodwill	1,128	1,128
Intangibles, net	855	326
Property and equipment, net	2,368	1,499
Operating lease - right of use asset	1,742	1,855
Other assets	95	95
Total assets	$9,775	$9,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,245	$1,233
Accrued expenses and other current liabilities	284	398
Deferred revenue	179	20
Current portion of note payable	87	80
Warrant liability	176	146
Contingent consideration liability	370	439
Financing lease liability, current portion	55	-
Operating lease liabilities, current portion	237	233
Total current liabilities	2,633	2,549
Operating lease liabilities, net of current portion	1,632	1,727
Financing lease liability, net of current portion	339	-
Notes payable, net of current portion	645	513
Total liabilities	5,249	4,789

Commitments and Contingencies (Note 15)	-	-

Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 6,324,266 and 5,741,838 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	6	6
Additional paid-in capital	20,614	19,406
Accumulated deficit	(16,454)	(14,715)
Total NexGel stockholders’ equity	4,166	4,697
Non-controlling interest in joint venture	360	469
Total stockholders’ equity	4,526	5,166
Total liabilities and stockholders’ equity	$9,775	$9,955

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues, net	$1,440	$1,167	$2,706	$1,786

Cost of revenues	1,030	992	2,019	1,669

Gross profit	410	175	687	117

Operating expenses
Research and development	76	55	78	84
Selling, general and administrative	1,388	882	2,534	1,679
Total operating expenses	1,464	937	2,612	1,763

Loss from operations	(1,054)	(762)	(1,925)	(1,646)

Other income (expense)
Interest expense	(30)	(9)	(46)	(10)
Interest income	1	2	2	2
Loss on sale of assets	(4)	-	(4)	-
Other income	6	-	6	4
Gain on investments	23	116	57	124
Changes in fair value of warrant liability	79	11	26	77
Total other income (expense), net	75	120	41	197
Loss before income taxes	(979)	(642)	(1,884)	(1,449)
Income tax expense	-	-	-	-
Net loss	$(979)	$(642)	(1,884)	(1,449)
Less: Income attributable to non-controlling interest in joint venture	94	(53)	146	(60)
Net loss attributable to NexGel stockholders	(885)	(695)	(1,738)	(1,509)
Net loss per common share - basic	$(0.14)	$(0.12)	(0.28)	(0.27)
Net loss per common share - diluted	$(0.14)	$(0.12)	(0.28)	(0.27)
Weighted average shares used in computing net loss per common share - basic	6,254,659	5,662,338	6,118,212	5,624,275
Weighted average shares used in computing net loss per common share – diluted	6,254,659	5,662,338	6,118,212	5,624,275

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net loss	$(1,738)	$(1,509)
Adjustments to reconcile net loss to net cash used in operating activities:
Income (loss) attributable to non-controlling interest in joint venture	(146)	60
Depreciation and amortization	144	68
Changes in ROU asset and operating lease liability	21	21
Share-based compensation and restricted stock vesting	118	53
Gain on investment in marketable securities	(57)	124
Changes in fair value of warrant liability	(26)	(77)

Changes in operating assets and liabilities:
Accounts receivable	28	(728)
Inventory	(127)	(577)
Prepaid expenses and other assets	(67)	(226)
Accounts payable	13	793
Accrued expenses and other current liabilities	(114)	—
Deferred revenue	159	72
Net Cash Used in Operating Activities	(1,792)	(1,926)

Investing Activities
Proceeds from sales of marketable securities	57	4,772
Capital expenditures	(361)	(253)
Net cash paid for asset acquisition	(400)	-
Net Cash Provided by (Used in) Investing Activities	(704)	4,519

Financing Activities
Proceeds from equity offering, net of expenses	946	—
Investment by joint venture partner	37	—
Principal payment on financing lease liability	(22)	—
Change in contingent consideration liability	(69)	—
Principal payments of notes payable	(27)	(3)
Net Cash Provided by (Used in) Financing Activities	865	(3)
Net Decrease in Cash	(1,631)	2,590
Cash – Beginning of period	2,700	1,101
Cash – End of period	$1,069	$3,691
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$27	$—
Taxes	$—	$—

Supplemental Non-cash Investing and Financing activities
Shares issued in conjunction with asset acquisition	$200	$—
Property and equipment financed under notes payable	$165	$—
Property and equipment financed under financing leases	$416	$—
Property and equipment contributed as capital investment to JV	$—	$500
ROU asset and operating lease liabilities recognized upon consolidation of JV	$—	$334